CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 26 to the 1933 Act Registration Statement (Number 333-108394) and Post-Effective Amendment No. 27 to the 1940 Act File No. 811-21422 on Form N-1A to references to our report dated October 28, 2013 relating to the statement of assets and liabilities of Sound Point Floating Rate Income Fund, including the schedule of investments, as of August 31, 2013, and the related statements of operations, changes in net assets, cash flows and financial highlights for the period December 1, 2012 (commencement of operations) through August 31, 2013 appearing in the Annual Report on Form N-CSR and to the reference to our Firm under the caption “Independent Registered Public Accounting Firm” and “Financial Highlights”, in the Registration Statement.

/s/ Rothstein Kass

Roseland, New Jersey
May 27, 2014